EXHIBIT 99.1

AT SCHAWK, INC.: Timothy J. Cunningham Interim Chief Financial Officer 847-827-9494 tim.cunningham@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES SECOND-QUARTER
AND FIRST SIX-MONTHS 2008 RESULTS

Des Plaines, IL, August 18, 2008—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported second-quarter and first six-months 2008 results.

Net income in the second quarter of 2008 was $0.8 million, or $0.03 per fully diluted share, versus $9.9 million, or $0.36 per fully diluted share, in the second quarter of 2007 as restated.  Earnings during the second quarter of 2008 included acquisition integration and restructuring expenses of $3.2 million and an impairment charge of long-lived assets of $2.2 million, while earnings during the second quarter of 2007 included a gain of $1.1 million on the sale of property.  Additionally, the income tax rate for the second quarter of 2008 was at an effective rate of 79.0 percent compared to an effective rate of 38.3 percent in the second quarter of 2007, with the increase in the effective tax rate in the current period being primarily driven by the recording of a United Kingdom valuation allowance of $1.5 million.  Excluding the aforementioned items, second quarter 2008 net income was $5.5 million, or $0.20 per fully diluted share, while net income in the 2007 second quarter was $9.3 million, or $0.33 per fully diluted share.  Please refer to the table at the end of this press release for a reconciliation of Non-GAAP measures.

Restated financial information
As reported in its Form 10-K for the year ended December 31, 2007, the Company has restated its consolidated financial statements for the years ended 2005 and 2006 and for the previously released 2007 interim periods.  Additionally, as reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2008, the Company will reflect unaudited, restated consolidated balance sheet information as of December 31, 2007.  Accordingly, the financial results for the three- and six-month periods ended June 30, 2007, and balance sheet data at December 31, 2007, in this release are as restated.

Consolidated Results for the Three Months Ended June 30, 2008
Net sales in the second quarter of 2008 were $133.4 million compared to $142.7 million in the same period of the prior year, a reduction of $9.3 million, or 6.5 percent.  The quarter-over-quarter decline in sales was the result of lower sales in North America and Europe, which

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

declined $10.8 million, or 8.6 percent.  Partially offsetting this sales decline was increased sales of $1.5 million, or 8.6 percent, in Schawk’s Other reportable segment.  This increase was driven by Anthem, the Company’s creative design group.

Consumer products packaging accounts sales in the second quarter of 2008 were $85.3 million, or 63.9 percent of total sales, compared to $87.6 million in the same period of last year, representing a decline of 2.7 percent.  Advertising and retail accounts sales of $36.8 million in the second quarter of 2008, or 27.6 percent of total sales, declined 7.7 percent compared to the same period last year.   Results during the second quarter compared with the year-ago period mirror the slowdown in the U.S. economy, as a number of customers have delayed projects, translating into lower revenue for the Company.  Additionally, lower consumer products packaging sales in the current quarter reflect this group’s continued struggles with higher raw material and transportation costs and private label competition.

Gross profit was $46.8 million, or 35.1 percent of sales, in the second quarter of 2008, a decline of $4.6 million from $51.4 million, or 36.0 percent of sales, in the second quarter of 2007.  The decrease in gross profit is largely attributable to the decrease in sales volume.

Operating income decreased $13.2 million to $5.3 million in the second quarter of 2008 from $18.5 million in the second quarter of 2007.  The second-quarter 2008 operating income percentage was 4.0 percent compared to 13.0 percent in the 2007 second quarter.  The decrease in operating income in the second quarter of 2008 compared to the second quarter of 2007 is the result of lower sales volume as discussed above, acquisition, integration and restructuring expenses of $3.2 million, an impairment charge of $2.2 million of long-lived assets and an increase of $1.5 million in professional fees attributable to audit fees and other costs related to Schawk’s restatement, internal control remediation and related matters and consulting fees related to the  Company’s re-branding initiative.  Excluding acquisition integration and restructuring expenses of $3.2 million and an impairment charge of long-lived assets of $2.2 million, operating income in the second quarter of 2008 was $10.7 million, while operating income percentage was 8.0 percent compared to operating income of $17.4 million and operating income percentage of 12.2 percent in the second quarter of 2007, excluding a $1.1 million gain on the sale of property in that period.

The acquisition, integration and restructuring charge in the second quarter of 2008 arose from the Company’s implementation of previously announced plans to consolidate, reduce and re-align the Company’s work force and operations.  As a result of these actions, the Company incurred costs of $3.2 million for employee terminations, obligations for future lease payments, fixed asset impairments, and other associated costs.

The $2.2 million long-lived asset impairment charge arose in the second quarter due to changes in circumstances with respect to the service potential of certain software capitalized for internal use.  As a result of these circumstances, the Company has written down the capitalized costs to fair value in the quarter ended June 30, 2008.

Interest expense in the second quarter of 2008 was $1.7 million compared to $2.4 million in the second quarter of 2007, a result of a decrease in average outstanding debt and a reduction in

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

average interest rates.  Outstanding debt fell $9.2 million at quarter end, compared to outstanding debt at March 31, 2008, as a result of the Company’s generation of $15.4 million in operating cash flow in the current quarter.

Income tax expense for the second quarter of 2008 was at an effective rate of 79.0 percent compared to an effective tax rate of 38.3 percent in the second quarter of 2007.  The increase in the effective tax rate is primarily driven by the recording of the U.K. valuation allowance of $1.5 million.

Other Information
Depreciation and amortization expense was $5.4 million for the second quarter of 2008 compared to $5.3 million in the prior-year second quarter.

Capital expenditures in the second quarter of 2008 were $3.0 million compared to $3.4 million in the same period of 2007.

Consolidated Results for Six Months Ended June 30, 2008
Year-to-date sales through June 30, 2008, were $259.8 million compared to $272.4 million in the same period of the prior year, a reduction of $12.6 million, or 4.6 percent.  Acquisitions contributed $5.8 million, or 2.2 percent.  Excluding acquisitions, total revenues declined 6.8 percent versus the year-ago period.  Year-to-date sales declined $16.1 million, or 6.7 percent, in the North America and Europe segment. Partially offsetting this sales decline was increased sales of $ 3.6 million, or 11.5 percent, in Schawk’s Other reportable segment.

Through June 30, 2008, consumer products packaging accounts sales were $ 165.1 million, or 63.5 percent of total sales, compared to $167.0 million in the same period of last year, representing a decline of 1.1 percent. Advertising and retail accounts sales of $73.2 million, or 28.2 percent of total sales, declined 7.0 percent compared to the same period last year.

Gross profit was 34.5 percent of sales in the first half of 2008 compared to 35.4 percent of sales in the same period of 2007.  The decrease in gross profit of $6.7 million from the prior-year period is largely attributable to the decrease in sales volume.

Operating income decreased to $12.0 million in the first half of 2008 from $30.7 million in the same period of 2007.  First-half 2008 operating income percentage was 4.6 percent compared to 11.3 percent in the 2007 first half.  The decrease in operating income in the first half of 2008 compared to the first half of 2007 is the result of lower sales volume, a $3.3 million increase in professional fees, which included audit fees and other costs related to Schawk’s restatement, internal control remediation and related matters, professional fees for due diligence related to a potential acquisition which was not consummated, and consulting fees related to the Company’s re-branding initiative.  Additionally, first-half 2008 operating income was impacted by the $2.2 million charge related to the impairment of long-lived assets and cost reduction plan expenses of $3.2 million.  First-half 2007 operating income included a $1.1 million gain from the sale of assets.  Excluding acquisition integration and restructuring expenses and the impairment charge, operating income in the first half of 2008 was $17.4 million and the operating income percentage

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

was 6.7 percent compared to operating income of $29.5 million and operating income percentage of 10.9 percent, in the same period of 2007, excluding the gain on the sale of property.

First-half 2008 interest expense was $3.5 million compared to $4.8 million in the first half of 2007 as a result of a decrease in average outstanding debt and a reduction in average interest rates.  Outstanding debt decreased $2.6 million at June 30, 2008, compared to outstanding debt at December 31, 2007.

Income tax expense for the first half of 2008 was at an effective rate of 42.0 percent compared to an effective tax rate of 38.6 percent in the first half of 2007.  The increase in 2008 compared to 2007 was driven by the recording of cumulative FIN No. 48 reserve decrease of $1.1 million and valuation allowance increase of $1.6 million.

Other Information
Depreciation and amortization expense was $10.9 million for the first half of 2008 compared to $10.5 million in the prior-year first half.

Capital expenditures in the first half of 2008 were $5.4 million compared to $7.8 million in the same period of 2007.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Results for the second quarter continue to reflect the slowdown in business we experienced during the first quarter, primarily as a result of general softness in the U.S. economy.  While Schawk saw increased business in April and May, results for the month of June were disappointing, as sales did not continue their positive momentum.  In the second quarter, we experienced an environment in which various clients increased project activity only to delay it as the month of June progressed.  Furthermore, we believe clients are taking a cautious stance with respect to promotional marketing activity due to the absorption of higher commodity and shipping costs, coupled with the uncertainty that exists within the economy.

“Schawk is aggressively pursuing new revenue by bringing innovative products and workflows to markets globally.  Additionally, as a result of the adverse sales performance in the first half, growing price pressures and the related profit impact, we are focusing on enhancing our capacity utilization and anticipate this will improve our operating margins.  During the quarter, the Company initiated its previously announced cost reduction plan to aggressively lower its cost base and more effectively utilize its lower cost global production capabilities.  By closing and consolidating manufacturing locations and expanding our sales and services offering while reducing staffing levels, we seek to consolidate technologies and workflows, thus allowing the Company to improve its capacity utilization rates.  As a result of this plan’s initiation during the second quarter, Schawk incurred expenses of $3.2 million.  The total costs of this plan to reduce personnel and realign sites to perform work in lower cost venues while continuing to provide high levels of service and quality to our clients are still expected to approximate between $7.0 million and $8.5 million for the 2008 fiscal year.  Cost savings in 2008 are estimated to range between $4.0 and $5.0 million, with full -year 2009 savings estimated to be between $12.0 and $13.0 million.”

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Schawk continued, “While we have made progress in our efforts to remediate material weaknesses in our internal controls, we continue to work diligently to improve our processes to design effective controls and to add accounting resources as necessary.  During the second quarter, we incurred $1.5 million in professional fees, which included our restatement and internal control issues and the Company’s re-branding initiative.  We also anticipate an increase in general and administrative costs between $3.0 million and $3.5 million during the remaining two quarters of 2008 related to the development of the proper internal controls.  We expect to significantly improve our internal control system and our material weaknesses by year end.”

Schawk concluded, “Despite unpredictable economic and industry conditions, the Company is intently focused on continuing to deliver world-class service to its clients.  Through our efforts to reduce costs, we are optimistic our operating margins will improve through the latter half of 2008 and beyond.”

Conference Call
Schawk invites you to join its second-quarter 2008 Earnings Conference Call tomorrow August 19, 2008 at 9:00 a.m. Central time.  Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and COO, and Timothy J. Cunningham, interim CFO.  To participate in the call, please dial 800-561-2693 or 617-614-3523 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1903534.  If you are unavailable to participate on the live call, a replay will be available through August 28, 11:59 p.m. Central time.  To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 75862259, and follow the prompts.  The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=1903534.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

There are non-GAAP measures attached to this press release entitled “Reconciliation of non-GAAP measures to GAAP”.  Management believes that the discussion of these measures provides investors with additional insight into the ongoing operations of the Company.  Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP.  Furthermore, these measures may not be consistent with similar measures provided by other companies.

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating  acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and  exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Financial Tables Follow….

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Schawk, Inc.
 Consolidated Statements of Operations
 (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
		(Restated)		(Restated)

Net sales	$133,436	$142,740	$259,843	$272,364
Cost of sales	86,650	91,337	170,090	175,939
Gross profit	46,786	51,403	89,753	96,425

Selling, general and administrative expenses	36,104	32,909	72,375	65,772
Acquisition integration and restructuring expenses	3,174	--	3,174	--
Impairment of long-lived assets	2,184	--	2,184	--
Operating income	5,324	18,494	12,020	30,653

Other income (expense):
Interest income	64	--	138	90
Interest expense	(1,696)	(2,382)	(3,474)	(4,780)
	(1,632)	(2,382)	(3,336)	(4,690)

Income before income taxes	3,692	16,112	8,684	25,963

Income tax provision	2,916	6,170	3,648	10,009

Net income	$776	$9,942	$5,036	$15,954

Earnings per share:
Basic	$0.03	$0.37	$0.19	$0.60
Diluted	$0.03	$0.36	$0.18	$0.58

Weighted average number of common and common equivalent shares outstanding:
Basic	27,134	26,793	27,093	26,700
Diluted	27,705	27,656	27,645	27,544

Dividends per common share	$0.0325	$0.0325	$0.065	$0.065

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Schawk, Inc.
 Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share Amounts)

	June 30, 2008	December 31, 2007
		(Restated)
Assets
Current assets:
Cash and cash equivalents	$11,956	$11,754
Trade accounts receivable, less allowance for doubtful accounts of $1,894 at June 30, 2008 and $2,063 at December 31, 2007	104,487	113,215
Inventories	25,814	21,902
Prepaid expenses and other current assets	12,379	13,524
Income tax receivable	2,229	--
Deferred income taxes	4,723	4,755
Total current assets	161,588	165,150

Property and equipment, less accumulated depreciation of $98,109 at June 30, 2008 and $89,715 at December 31, 2007	71,242	77,083
Goodwill	246,684	246,368
Intangible assets, net	39,533	41,528
Other assets	5,503	4,858
Total assets	$524,550	$534,987

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$21,480	$26,308
Accrued expenses	52,339	52,420
Income taxes payable	--	4,754
Current portion of long-term debt and capital lease obligations	3,575	4,433
Total current liabilities	77,394	87,915

Long-term debt	104,224	105,942
Other liabilities	20,667	24,547
Deferred income taxes	17,221	15,814

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,352,581 and 29,213,166 shares issued at June 30, 2008 and December 31, 2007, respectively; 27,153,808 and 27,013,482 shares outstanding at June 30, 2008 and December 31, 2007, respectively	217	216
Additional paid-in capital	185,537	184,110
Retained earnings	134,725	131,457
Accumulated comprehensive income	13,728	14,162
	334,207	329,945
Treasury stock, at cost, 2,198,773 and 2,199,684 shares of common stock at June 30, 2008 and December 31, 2007, respectively	(29,163)	(29,176)
Total stockholders’ equity	305,044	300,769
Total liabilities and stockholders’ equity	$524,550	$534,987

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In thousands, except share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2008	June 30, 2007

Operating income per GAAP	$5,324	$18,494
Plus: Acquisition integration and restructuring expenses	3,174	--
Plus: Impairment of long-lived assets	2,184	--
Less: Gain on sale of Orlando facility	--	(1,110)
Adjusted operating income (Non-GAAP)	$10,682	$17,384
Income before income taxes per GAAP	$3,692	$16,112
Plus: Acquisition integration and restructuring expenses	3,174	--
Plus: Impairment of long-lived assets	2,184	--
Less: Gain on sale of Orlando facility	--	(1,110)
Adjusted income before income taxes (Non-GAAP)	9,050	15,002
Adjusted income tax provision (Non-GAAP)	3,535	5,745
Adjusted net income (Non-GAAP)	$5,515	$9,257

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,705	27,656

Earnings per share fully diluted per GAAP	$0.03	$0.36
Plus: Acquisition integration and restructuring expenses	0.07	--
Plus: Impairment of long-lived assets	0.05	--
Plus: UK net operating loss tax adjustment	0.05
Less: Gain on sale of Orlando facility	--	(0.03)

Adjusted earnings per share fully diluted (Non-GAAP)	$0.20	$0.33

Income tax provision per GAAP	$2,916	$6,170
Plus: Tax effect of Acquisition integration and restructuring expenses	1,238	--
Plus: Tax effect of Impairment of long-lived assets	852	--
Less: UK net operating loss tax adjustment	(1,471)
Less: Tax effect of Gain on sale of Orlando facility	--	(425)

Adjusted income tax provision (Non-GAAP)	$3,535	$5,745

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Schawk Inc. Second-Quarter and First Six-Months 2008 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(In thousands, except share amounts)

	Six Months	Six Months
	Ended	Ended
	June 30, 2008	June 30, 2007

Operating income per GAAP	$12,020	$30,653
Plus: Acquisition integration and restructuring expenses	3,174	--
Plus: Impairment of long-lived assets	2,184	--
Less: Gain on sale of Orlando facility	--	(1,110)
Adjusted operating income (Non-GAAP)	$17,378	$29,543
Income before income taxes per GAAP	$8,684	$25,963
Plus: Acquisition integration and restructuring expenses	3,174	--
Plus: Impairment of long-lived assets	2,184	--
Less: Gain on sale of Orlando facility	--	(1,110)
Adjusted income before income taxes (Non-GAAP)	14,042	24,853
Adjusted income tax provision (Non-GAAP)	5,763	9,581
Adjusted net income (Non-GAAP)	$8,279	$15,272

Weighted average number of common and common stock equivalent shares outstanding (GAAP)	27,645	27,544

Earnings per share fully diluted per GAAP	$0.18	$0.58
Plus: Acquisition integration and restructuring expenses	0.07	--
Plus: Impairment of long-lived assets	0.05	--
Plus: UK net operating loss tax adjustment	0.05
Less: UK tax reserve release adjustment	(0.05)
Less: Gain on sale of Orlando facility	--	(0.03)

Adjusted earnings per share fully diluted (Non-GAAP)	$0.30	$0.55

Income tax provision per GAAP	$3,648	$10,009
Plus: Tax effect of Acquisition integration and restructuring expenses	1,301	--
Plus: Tax effect of Impairment of long-lived assets	895	--
Less: UK net operating loss tax adjustment	(1,471)
Plus: UK tax reserve release adjustment	1,390
Less: Tax effect of Gain on sale of Orlando facility	--	(428)

Adjusted income tax provision (Non-GAAP)	$5,763	$9,581

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